                   STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1995-4



                               TERMS AGREEMENT
                              ---------------



                                                     Dated: December 18, 1995





To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of December 1, 1995 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of December 18, 1995 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

SERIES DESIGNATION:  Series 1995-4.
------------------

TERMS OF THE SERIES 1995-4 CERTIFICATES:  Structured Mortgage Asset
---------------------------------------
Residential Trust, Series 1995-4 Mortgage Pass-Through Certificates, Class
A, Class R, Class B1, Class B2, Class B3, Class B4 and Class B5 (the "Certificates") will evidence, in the aggregate, all of the beneficial ownership interest in a trust (the "Trust"). The primary assets of the Trust consist of a pool of adjustable-rate, fully amortizing, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Certificates consist of seven classes: Class A, Class R, Class B1, Class B2, Class B3, Class B4 and Class B5. Only the Class A, Class B1, Class B2, Class B3 and Class R Certificates (collectively, the "Offered Certificates") are being sold pursuant to the terms hereof.

REGISTRATION STATEMENT:  File Number 33-(99598).
----------------------

CERTIFICATE RATINGS:  It is a condition of Closing that at the Closing Date
-------------------
the Class A and Class R Certificates be rated "AAAr" by Standard & Poor's Rating Services ("S&P") and "AAA" by Fitch Investors Service, L.P. ("Fitch"); that the Class B1 Certificates be rated "AAr" by S&P and "AA" by Fitch; that the Class B2 Certificates be rated "Ar" by S&P and "A" by Fitch; and that the Class B3 Certificates be rated "BBBr" by S&P and "BBB" by Fitch.

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TERMS OF SALE OF OFFERED CERTIFICATES:  The Depositor agrees to sell to
-------------------------------------
Lehman Brothers Inc. and Mellon Financial Markets, Inc. (the "Underwriters") and Lehman Brothers Inc. and Mellon Financial Markets, Inc. each agree, severally and not jointly, to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth beneath their respective names on Schedule 1. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-Off Date up to, but not including, the Closing Date.

The Underwriters will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

CUT-OFF DATE:  December 1, 1995
------------

CLOSING DATE:  10:00 A.M., New York time, on or about December 28, 1995.  On
------------
the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriters against payment therefor for the account of Lehman Brothers Inc. and for the account of Mellon Financial Markets, Inc.


                                   LEHMAN BROTHERS INC.


                                   By:  /s/ Michael J. O'Hanlon
                                        -------------------------
                                        Name: Michael J. O'Hanlon
                                        Title: Managing Director


                                   MELLON FINANCIAL MARKETS, INC.


                                   By:  /s/ Stephen Cobain
                                        -------------------------
                                        Name:  Stephen Cobain
                                        Title: Vice President


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:  /s/ Michael J. O'Hanlon
     -------------------------
     Name:  Michael J. O'Hanlon
     Title: Chairman of the Board

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

                                  Schedule 1
                                 ----------

                                                                                       Approximate
                                                                   Approximate           Amount
                               Approximate                           Amount           Purchased by
                           Initial Certificate    Purchase        Purchased by           Mellon
             Certificate        Principal          Price             Lehman             Financial
Class            Rate          Amount (1)        Percentage       Brothers Inc.       Markets, Inc.
-----        -----------   --------------------  ----------       -------------       -------------
Class A          (2)          $195,223,841        101.344%        $180,223,841         $15,000,000
Class R          (2)          $        100              0%        $        100         $         0
Class B1         (2)          $  3,568,062        101.109%        $  3,568,062         $         0
Class B2         (2)          $  1,529,169         97.750%        $  1,529,169         $         0
Class B3         (2)          $  1,019,446         91.563%        $  1,019,446         $         0
                              ============        ========        ============         ===========
Total/                        $201,340,618        101.259%        $186,340,618         $15,000,000
Wtd Avg


(1)  Approximate.
(2) The interest rate on the Class A, Class B1, Class B2, Class B3 and Class R Certificates is equal to the weighted average of the Net Mortgage Rates (as set forth in the Prospectus Supplement) on the Mortgage Loans.

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